Exhibit 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization ("Agreement") is entered into between Enpetro Mineral Pool, a Nevada corporation ("EMP") and Accord Advanced Technologies, Inc. a Nevada corporation ("AVTI") and the persons listed in Exhibit A hereof (collectively the "Shareholders"), being the owners of record of all of the issued and outstanding stock of EMP and AVTI.

Whereas, AVTI wishes to acquire and the Shareholders of EMP wish to transfer all of the issued and outstanding securities of EMP in a transaction intended to qualify as a reorganization within the meaning of 368(a)(1)(B) of the Internal Revenue Code 1986, as amended.

Now, therefore, AVTI and the Shareholders adopt this plan of reorganization and agree as follows:

     1. EXCHANGE OF STOCK.

          1.1. NUMBER OF SHARES. The Shareholders agree to transfer to AVTI at the Closing (defined below) all of the shares of common stock of EMP, $.0 par value per share in exchange for 228,000,000 common shares of AVTI which will be 95% of the outstanding shares of the common of stock of AVTI as indicated in Exhibit A.

          1.2. EXCHANGE OF CERTIFICATES. Each holder of an outstanding certificate or certificates theretofore representing shares of EMP common stock shall surrender such certificates for cancellation to AVTI, and shall receive in exchange a certificate or certificates representing the number of full shares of AVTI common stock into which the shares of EMP common stock represented by the certificate or certificates so surrendered shall have been converted. The transfer of EMP shares by the Shareholders shall be effected by the delivery to AVTI at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank.

          1.3. FRACTIONAL SHARES. Fractional shares of AVTI common stock shall not be issued, but in lieu thereof AVTI shall round up fractional shares to the next highest whole number.

          1.4. FURTHER ASSURANCES. At the Closing and from time to time thereafter, the Shareholders and AVTI shall execute such additional instruments and take such other action as the Parties may request in order to effectuate this Agreement.

          1.5. AMENDMENTS TO THE ARTICLES OF INCORPORATION. AVTI shall amend its Articles of Incorporation changing its name to Central Utilities Production, Corporation

     2. RATIO OF EXCHANGE. The securities of EMP owned by the Shareholders, and the relative securities of AVTI for which they will be exchanged, are set out in Exhibit A.

     3. CLOSING.

          3.1. TIME AND PLACE. The Closing contemplated herein shall be held as soon as possible at the offices of AVTI, Inc., unless another place or time is agreed upon in writing by the parties without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties.
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          3.2. FORM OF DOCUMENTS. Any copy, facsimile telecommunication OR other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

     4. UNEXCHANGED CERTIFICATES. Until surrendered, each outstanding certificate that prior to the Closing represented EMP common stock shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of AVTI common stock into which it was converted. No dividend or other distribution shall be paid to the holders of certificates of EMP common stock until presented for exchange at which time any outstanding dividends or other distributions shall be paid.

     5. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     The Shareholders, individually and separately, represent and warrant as follows:

          5.1. TITLE TO SHARES. The Shareholders, and each of them, are the owners, free and clear of any liens and encumbrances, of the number of EMP shares which are listed in the attached schedule and which they have contracted to exchange.

          5.2. LITIGATION. There is no litigation or proceeding pending or to any Shareholder's knowledge threatened, against or relating to shares of EMP held by the Shareholders.

     6. REPRESENTATIONS AND WARRANTIES OF AVTI

     AVTI represents and warrants as follows:

          6.1. CORPORATE STATUS. AVTI is a corporation duly Organized, validly existing, and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

          6.2. CAPITALIZATION. The authorized capital stock of AVTI consists of shares of common stock of which shares are issued and outstanding, all fully paid and nonassessable and no shares of non-designated preferred stock.

          6.3. SUBSIDIARIES. AVTI has no subsidiaries.

          6.4. LITIGATION. There is no litigation or proceeding pending, or to the Company's knowledge threatened, against or relating to AVTI, its properties or business, except as set forth in a list certified by the president of AVTI and delivered to the Shareholders.

          6.5. CONTRACTS. AVTI is not a party to any material contract.

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          6.6. NO VIOLATION. Execution of this Agreement and performance by AVTI hereunder has been duly authorized by all requisite corporate action on the part of AVTI, and this Agreement constitutes a valid and binding obligation of AVTI and performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of AVTI is subject or by which AVTI is bound.

          6.7. TAXES. AVTI has filed in correct form all federal, state, and other tax returns of every nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. AVTI has also paid all taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of AVTI and are reflected in. the financial statements furnished hereto.

          6.8. TITLE TO PROPERTY. AVTI has good and marketable title to all properties and assets, real and personal, reflected in AVTI's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and AVTI 's properties and assets are subject to no mortgage, pledge, lien, or encumbrance, except for. liens shown therein, with respect to which no default exists.

          6.9. CORPORATE AUTHORITY. AVTI has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

          6.10. INVESTMENT INTENT. AVTI is acquiring the EMP shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof.

     7. CONDUCT PENDING THE CLOSING

     AVTI and the Shareholders covenant that between the date of this Agreement, and the Closing as to each of them:

          7.1. No change will be made in the charter documents, by-laws, or other corporate documents of AVTI.

          7.2. AVTI will use its best efforts to maintain and preserve its business organization, employee relationships and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

          7.3. None of the Shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose of or encumber the EMP shares of common stock owned by them..

     8. CONDITIONS PRECEDENT TO OBLIGATION OF THE SHAREHOLDERS

     The Shareholder's obligation to consummate this exchange shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by the Shareholders as appropriate:

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          8.1. AVTI REPRESENTATIONS AND WARRANTIES. The representations and warranties of AVTI set forth herein shall. be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

          8.2. AVTI COVENANTS. AVTI shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

          8.3. BOARD OF DIRECTOR AND SHAREHOLDERS APPROVAL. This Agreement shall have been approved by the Board of Directors and Shareholders of AVTI.

          8.4. SUPPORTING DOCUMENTS OF AVTI. AVTI shall have delivered to the Shareholders supporting documents in a form and substance reasonably satisfactory to the Shareholders, prior to or simultaneously with the closing:

               (a) AVTI is a corporation duly organized, validly existing, and in good standing;

               (b)  AVTI's authorized capital stock is as set forth herein;

               (c) Certified copies of the resolutions of the board of directors of AVTI authorizing the execution of this Agreement and consummation hereof;

               (d) Secretary's Certificate of incumbency of the officers and directors of AVTI

               (e) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

               (f) Agreement, satisfactory to EMP shareholders, resolving the GEM judgment wherein

               (g) Agreement, satisfactory to EMP shareholders, amending the existing debenture agreements with AJW Partners, LLC and New Millennium Capital Partners II, LLC wherein said entities will simultaneous with the closing fund an additional $500,000 to the Reorganized entity pursuant to this Agreement

               (h) Travis Wilson shall resign as President, CEO and Chairman at the closing

     9. CONDITIONS PRECEDENT TO OBLIGATION OF AVTI

     AVTI's obligation to consummate this merger shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by AVTI

          9.1. SHAREHOLDER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Shareholders set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

               (a)  EMP is a Nevada Corporation in good standing.

               (b) The shareholders as set forth in Exhibit A are all of the shareholders of EMP.

               (c) To the best of the shareholders knowledge, EMP has all rights title and interest to the Gas and Oil Leases as set forth in Exhibit B attached hereto and made a part hereof.

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          9.2. SHAREHOLDER'S COVENANTS. The Shareholders shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

     10. TERMINATION. This Agreement may be terminated (1) by mutual consent in writing; (2) by either the Shareholders or AVTI if there has been material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by either Shareholders or AVTI if the Closing shall not have taken place within 15 days following execution of this Agreement, unless adjourned to a later date by mutual consent in writing.

     11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representation and warranties of the Shareholders and AVTI set out herein shall survive the Closing.

     12. GENERAL PROVISIONS

          12.1. FURTHER ASSURANCES. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this agreement.

          12.2. WAIVER. Any failure on the part of either party hereto to comply with any of its obligation, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

          12.3. BROKERS. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

          12.4. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested or recognized commercial courier service as follows: If to EMP and Shareholders, to:

          Enpetro Mineral Pool
          c/o Gregory Frost
          530 Fifth Ave 23rd Floor
          New York, NY 10036

     If to Accord Advanced Technologies, Inc., to:

          Accord Advanced Technologies, Inc
          c/o Carl P. Ranno
          2816 East Windrose Dr.
          Phoenix, AZ 85032

          12.5. GOVERNING LAW. This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada

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          12.6. ASSIGNMENT. This agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this agreement without the written consent of the other party shall be void.

          12.7. COUNTERPARTS. This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an, original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

          12.8. CLOSING DATE. The Closing shall take place upon the fulfillment by each party of all the conditions of Closing required herein, but not later than 15 days following execution of this agreement unless extended by mutual consent of the parties.

          12.9. REVIEW OF THE AGREEMENT. Each party acknowledges that it has had time to review this agreement and, as desired, consult with counsel. In the interpretation of this agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this agreement.

          12.10. SCHEDULES. All schedules attached hereto, if any, shall be acknowledged by each party by signature or initials thereon. and shall be dated.

          12.11. EFFECTIVE DATE. The effective date of this agreement shall be upon its execution.


         SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION BETWEEN
  ENPETRO MINERAL POOL. IT'S SHAREHOLDERS AND ACCORD ADVANCED TECHNOLOGIES, INC
                             AND IT'S SHAREHOLDERS.

     IN WITNESS WHEREOF, the parties have executed this agreement this day ofApril, 2001.

ENPETRO MINERAL POOL                    ACCORD ADVANCED TECHNOLOGIES, INC.


By: /s/ Stanley Dedman                  By: /s/ Travis Wilson
    -----------------------------           -----------------------------
    Stanley Dedman, President               Travis Wilson, President

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                                   EXHIBIT A

THE SHAREHOLDERS OF ACCORD ADVANCED TECHNOLOGIES, INC.

          NAME                                                  DATE
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THE SHAREHOLDERS OF ENPETRO MINERAL POOL